AMENDMENT NO. 1 TO ACQUISITION AGREEMENT

The following provisions (the “Amendment”) are hereby incorporated into, and are hereby made a part of, that certain Acquisition Agreement, dated October 4, 2011 (the “Agreement”), by and among Consorteum Holdings, Inc., a Nevada corporation (the “Buyer”), Tarsin, Inc., a Nevada corporation (the “Company”), and Tarsin (Europe) Limited, a company organized under the laws of the United Kingdom (the “Seller”), and such provisions are effective retroactively to the date of the Agreement (the “Effective Date”). All capitalized terms in this Amendment, to the extent not otherwise defined herein, shall have the meanings assigned to such terms in the Agreement.

1.      Recital A of the Agreement is hereby deleted and replaced as follows:

A.    The capital stock of the Company consists of 1,000,000 authorized shares of Common Stock, $0.001 par value , of which 100% are currently issued and outstanding and held by the Seller (the “Shares”) such that the Company is a wholly owned subsidiary of Seller

2.      Section 1.2.1 of the Agreement is hereby deleted and replaced as follows:

1.2.1      Purchase Price. The purchase price for the Shares shall be 24.5 million shares of common stock of Buyer, currently equal to 4.9% of the Buyer’s outstanding common stock, on a fully-diluted basis (the “Purchase Shares”).

3.      Section 1.2.2 of the Agreement is hereby deleted and replaced as follows:

1.2.2      Buyer Assumption of Liabilities. The existing indebtedness of the Company as itemized in Exhibit A attached shall be discharged by the Buyer who shall indemnify the Seller against any claim for payment in respect thereof. Any indebtedness of the Company incurred after Closing shall also be the responsibility of the Buyer;

4.      Section 1.2.3 of the Agreement is hereby deleted and replaced as follows:

1.2.3      Seller License Agreement to Buyer. Seller is the sole owner of the Capsa Mobile Platform technology (“Capsa”) and Other Software. Seller agrees to enter into a licensing agreement with Seller in the form set out in Exhibit B, (“ Software Licensing Agreement”) whereby Seller shall grant to Company an exclusive, worldwide perpetual license to use, distribute, and sell Capsa and Other Software as defined in Exhibit B on the commercial terms as set out therein. Seller acknowledges that the License Agreement is a material term of this Agreement of which the Buyer is placing reliance upon and, without which, the Buyer would not have otherwise been induced to enter into the Agreement;

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5.      Section 1.2.4 of the Agreement is hereby deleted and replaced as follows:

1.2.4      Company’s Board of Directors. The Company shall, at the next meeting of Company shareholders and in accordance with the Company’s bylaws, nominate John Osborne to the Company’s Board of Directors for election by the Company’s shareholders;

6.      Section 1.2.6 of the Agreement is hereby deleted and replaced as follows:

1.2.6      Buyer’s Working Capital Obligation. Buyer shall provide or procure the provision of working capital to Company as follows: (1) $300,000 no later than December 30, 2011, (2) an additional $250,000 no later than March 30, 2012, and (3) an additional $1,150,000 no later than December 31, 2012. Failure to provide or procure the working capital as described herein shall constitute a material breach;

7.      Section 1.2.7 of the Agreement is hereby deleted and replaced as follows:

1.2.7      Anti-Dilution Protection. Until such time as the Buyer has a market capitalization equal to or greater than $100,000,000 on any business day, if the Buyer issues additional shares of its common stock which cause the Seller’s Purchase Shares’ percentage ownership of the Buyer to decrease, the Buyer shall issue to Seller that certain number of additional shares of common stock in order to restore Seller’s percentage ownership interest in the Buyer (“Anti-Dilution Protection”), except, however, that without triggering Anti-Dilution Protection adjustments, shares of common stock and/or options therefore may be sold or reserved for issuance by the Buyer in which exemption from the Anti-Dilution Protection is approved by the Seller.

8.      Section 2.1.26 of the Agreement is hereby deleted and replaced as follows:

2.1.26      Effect of Warranties. It is hereby agreed and acknowledged by Buyer that save for the warranties given at Article 2.1.1 ( c) and 2.1.2 no warranties are given by Seller which relate to Seller or its business

9.      Section 3.3(b) of the Agreement is hereby deleted and replaced as follows:

(b)      Payment of Line of Credit with NAT West. Prior to Closing, Buyer shall pay in full the existing outstanding balance owed by Seller on the line of credit established with NAT West.

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10.    Section 5.1 (a) of the Agreement is hereby deleted and replaced as follows:

5.1 Seller and the Company’s Indemnity Obligations.

(a)       Upon receipt of notice thereof, Seller and the Company shall, jointly and severally, indemnify, defend, and hold harmless Buyer from any and all claims, demands, liabilities, damages, deficiencies, losses, obligations, costs and expenses, including attorney fees and any costs of investigation that Buyer shall incur or suffer, that arise, result from or relate to: (i) any breach of, or failure by Seller or the Company to perform any obligations in this Agreement that remain to be performed by them after the date hereof (which for the avoidance of doubt shall not include the Representations and Warranties in Article 2) or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Seller and/or the Company under this Agreement; and (ii) the employment of any of the Company’s employees which is in violation of any law, regulation, or ordinance of any Governmental Entity.

11.       The following paragraph is hereby added to the Agreement:

If Buyer fails to pay when due any payments required under sections 1.2.1, 1.2.3 or 1.2.6 of the Agreement, then Seller, in addition to all other remedies it may have under the Agreement or in law and equity, shall have the right to terminate the License Agreement upon 15 calendar days written notice, and the right of termination shall become effective unless Buyer cures such breach within the 15 calendar day period. Buyer hereby agrees that, upon such termination, all rights granted to Buyer under the License Agreement shall revert to Seller.

12.       The following provision is hereby added to the Agreement:

The Buyer agrees that the Company shall continue to provide engineering support to Seller for all service agreements that Seller currently has in place at terms as set out in Exhibit C (“Seller Support”).

13.       All other provisions of the Agreement shall remain unchanged.

(SIGNATURE PAGE IMMEDIATELY FOLLOWS)

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of November [   ], 2011.

BUYER:	THE COMPANY:

CONSORTEUM HOLDINGS, INC.,	TARSIN, INC.,
a Nevada corporation	a Nevada corporation

By: Joseph R. Cellura	By:
Its: Chief Executive Officer	Its:

SELLER:

TARSIN (Europe) LTD,
a United Kingdom company

By:
Its:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO ACQUISITION AGREEMENT]

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Exhibit A

Buyer Assumption of Liabilities

1.	At closing of the Agreement Buyer shall assume the liabilities as set out below from Seller:

1.1.	Assume all ongoing trading liabilities of Company. This shall include but not be limited to staff and general overhead costs and any and all third party charges related to the continued development and use of the software as defined in Exhibit B.

1.2.	A list of other creditors as of October 31st 2011 is provided below as Exhibit A.1 for reference. It is accepted by all parties that through the normal course of business the names and total amount owed may change and will be finalized at Closing. It shows how the liabilities will be shared between Company and Seller at Closing.

1.3.	Any contracts for third party services related to the use of the licensed software currently in the name of the Seller. These will either be transferred to Company or, where this is not possible, be cancelled. Any third party costs associated with these actions will be paid by Buyer.

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Exhibit A.1

Outstanding Debt at 31st October 2011 stated in USD

Split Between Company and Seller

Employees and directors	Total	Company	Seller
salaries JO	198,498	198,498
salaries DB	139,842		139,842
team salaries at 31 oct	50,170	50,170
pr tax on accrual	13,576	13,576
SRJ-Beachhead -salary	132,800		132,800
directors fees	64,000		64,000
gsj salary	57,200		57,200
srj travel	4,800		4,800
director travel	3,520		3,520
srj loan	328,000		328,000
line of credit	126,602	126,602
cg loan	288,000		288,000
Employees and directors	1,407,008	388,846	1,018,162

Non-employees and directors:
payroll taxes on JO accruals, estimate	20,000	20,000
nevada payroll tax	1,097	1,097
Company phones	3,200	3,200
Device Anywhere, other	1,660	1,660

Inc. Aged invoices
Rent 916 Southwood	35,159	35,159
Ian Burns, patent attorney	7,500		7,500
Right Scale, cloud	3,500	3,500
Herakles, co-location	4,032	4,032
MySql, software	2,521	2,521
Rowbotham, cpa USA	750		750

Remaining aged invoices	5,378	5,378
chris read	11,558		11,558
golin harris	50,264		50,264
us tax	11,559	11,559
Josolyn, UK accountants	9,600		9,600
MFG, UK attorney	9,600		9,600
Nextel: withholding tax on accrued revenue	13,760		13,760
cloud costs, Amazon	5,564		5,564
Motorola related debt:
ericcson uk codes	2,400		2,400
Ericsson accrued sms costs	19,200		19,200
ericsson invoiced	7,443		7,443
Csoft invoiced sms costs	37,810		37,810
OpenMarket US sms costs and codes	1,866		1,866
OpernMarket invoiced	1,848		1,848

Non-employees and directors:	267,268	88,105	179,163

Total debt in USD (£1 =$1.6USD)	1,674,276	476,951	1,197,325

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Exhibit B

Software Licensing Agreement,

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Exhibit C

Seller Support

1.	Buyer agrees to provide Seller with the support services detailed below for those products and contracts in existence with Seller at date of Closing of the Agreement until such time the Seller no longer requires the service. This service shall be at no cost to seller except where detailed in Clause 3 below.

2.	This service relates to Sellers BackUp, Text and SetUp products as currently in use with Nextel International, Motorola and The Car Phone Warehouse.

3.	The support service shall include:
3.1.	Telephone support
3.2.	Analysis of problems and timely provision of fixes to comply with Sellers contracts with its customers.
3.3.	Keeping products current with operating systems and handsets as may be required from time to time by Sellers customers. If this work is chargeable to Sellers customer, then buyer shall quote for completing the work in a timely manner and be promptly reimbursed by Seller when Seller is paid by customer.
3.4.	Provide provisioning services to enable software to be installed and operated by end user. In the case where seller is being reimbursed directly for any messaging costs, as with Motorola, then Seller will reimburse Buyer for these costs within ten (10) working days of being reimbursed by customer.
3.5.	Provide secure hosting services for any user data to comply with existing contractual commitments Seller has with its customers.
3.6.	Immediately notify Seller of any issues that cannot be resolved through the support channel.

4.	If Buyer fails to provide the Seller Support set out above then Seller, in addition to all other remedies it may have under the Agreement or in law and equity, shall have the right to terminate the License Agreement upon 15 calendar days written notice, and the right of termination shall become effective unless Buyer cures such breach within the 15 calendar day period. Buyer hereby agrees that, upon such termination, all rights granted to Buyer under the License Agreement shall revert to Seller.

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